UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Brinker International, Inc.
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BRINKER INTERNATIONAL, INC.
6820 LBJ Freeway, Dallas, TX 75240

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 15, 2018

EXPLANATORY NOTE

This Supplement, dated October 11, 2018, supplements and updates the Definitive Proxy Statement on Schedule 14A filed by Brinker International, Inc. (the "Company") with the U.S. Securities and Exchange Commission ("SEC") on October 5, 2018 (the "Proxy Statement") in connection with the Company's Annual Meeting of Shareholders to be held on November 15, 2018, and should be read together with the Proxy Statement. Other than as set forth below, no changes have been made to the Proxy Statement.

On Page 12 in the Proxy Statement under Key Data relating to Proposal 4, the Company provided a table detailing information for its 1998 Stock Option and Incentive Plan (the “Plan”).  The following table supplements the Plan information with additional information relating to its 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants (the “1999 Plan”).  The numbers in the table do not include the 203,347 Excess Options that were void and canceled, as discussed below.

Number of new shares requested to be authorized under the Plan	1,350,000
Number of shares available for future awards under the Plan at August 31, 2018	1,800,784
Number of shares available for future awards under the 1999 Plan at August 31, 2018	171,089
Number of shares available for future awards under all plans at August 31, 2018	1,971,873
Total shares of common stock outstanding as of September 25, 2018	38,819,847
Number of shares relating to outstanding unearned performance-based stock options at August 31, 2018	546,653
Number of shares relating to outstanding time-based stock options at August 31, 2018	1,871,017
Number of shares relating to outstanding awards of performance-based restricted stock and restricted stock units at August 31, 2018	287,165
Total number of shares relating to outstanding awards of time-based restricted stock and restricted stock units under all plans at August 31, 2018	785,775
Maximum option term	10 Years
Minimum exercise price (relative to the market value on date of grant)	100%
Weighted average remaining term of outstanding stock options at August 31,2018	5.99 Years
Weighted average exercise price of outstanding options at August 31, 2018	$40.00
Total number of shares available for future awards under all plans f this proposal is approved	3,321,873

On Pages 27 and 65 of the Proxy Statement, the deadlines by which shareholders must deliver to the Company a proposal (both under the Company's bylaws and, if to be included in our Proxy Statement and proxy pursuant to Rule 14a-8, under the Securities Exchange Act of 1934), or a nomination for the Company’s Board of Directors for the 2019 annual meeting of the shareholders have been corrected. Any such proposals and nominations must be delivered to the Company's principal executive offices by June 7, 2019.

Additionally, the following information was reported by the Company on a Form 8-K filed with the SEC on October 5, 2018:

The Company has determined that a portion of previously awarded performance-based stock option grants exceeded the total amount of options permitted to be granted to a single individual during any fiscal year under the terms of the Plan.
On August 31, 2017, the Company granted 203,347 stock options to its chief executive officer and president, Wyman Roberts, as part of his annual compensation, and granted an additional 500,000 performance-based options as a Special Equity Award.  Pursuant to the Plan, the maximum number of options that may be granted to an individual in a fiscal year is 500,000.  Collectively, the annual compensation options and the performance-based options awarded to Mr. Roberts exceeded this limit.  The Company has therefore determined, and Mr. Roberts has acknowledged, that 203,347 of the performance-based options (“Excess Options”) are void and canceled.

The performance-based options were granted pursuant to the form of Special Equity Award filed as an exhibit to the Company’s Form 10-K filed with the SEC on August 28, 2017. Pursuant to the terms and conditions of the Special Equity Award, one-half of Mr. Roberts’ remaining 296,653 performance-based options will vest in fiscal year 2021 if the Company achieves the designated EPS target for such year, and one-half of the performance-based options will vest in fiscal year 2022 if the Company achieves the designated EPS target for such year. In the event that the Company does not achieve the designated EPS target in fiscal year 2021, then all of the 296,653 performance-based options will vest in fiscal year 2022 if the Company achieves the designated EPS target for fiscal year 2022.
As of October 1, 2018 (the date the Excess Options were determined to be void and canceled), the Excess Options had a fair value of approximately $3.2 million. The Compensation Committee has reaffirmed, in its business judgment, that the performance-based options, including the Excess Options, were an integral part of Mr. Roberts’ compensation package and were aligned with the interests of the Company’s shareholders. Therefore, in order to satisfy the original intent with respect to Mr. Roberts’ compensation and taking into account the interests of the Company’s shareholders and all other relevant factors, the Compensation Committee intends to grant Mr. Roberts performance-based equity incentive compensation awards having a grant date fair value equal to the Excess Options’ fair value on October 1, 2018. The Compensation Committee intends to grant such equity incentive compensation pursuant to the same form of Special Equity Award described above so that vesting will be conditioned on achievement of the same performance targets and vest on the same schedule.

Important Notice Regarding the Availability of Proxy Materials for the Brinker International, Inc. Annual Meeting of Shareholders to be held on November 15, 2018: The Company's Proxy Statement and Annual Report on Form 10-K are available at http://proxypush.com/EAT.